EXHIBIT 5.1

August 4, 2014

Symetra Financial Corporation

$250,000,000 4.25% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as counsel for Symetra Financial Corporation, a Delaware corporation (the “Company”), in connection with the public offering and sale by the Company of $250,000,000 aggregate principal amount of the Company’s 4.25% Senior Notes due 2024 (the “Notes”) to be issued pursuant to an indenture dated as of August 4, 2014 (the “Base Indenture”), as supplemented by a first supplemental indenture dated as of August 4, 2014 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the Registration Statement on Form S-3 (Registration No. 333-197596) filed with the Securities and Exchange Commission (the “Commission”) on July 24, 2014 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate amount of debt securities of the Company to be issued from time to time by the Company. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies and that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement dated July 30, 2014 forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Symetra Financial Corporation

777 108th Avenue NE, Suite 1200

Bellevue, WA 98004

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